Exhibit (m)(3)(b)

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

September 20, 2010

Forward Frontier MarketStrat Fund

Forward Strategic Alternatives Fund

Forward Banking and Finance Fund

Forward Emerging Markets Fund

Forward Global Infrastructure Fund

Forward Growth Fund

Forward HITR Fund

Forward International Dividend Fund

Forward International Fixed Income Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Legato Fund

Forward Long/Short Credit Analysis Fund

Forward Real Estate Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Tactical Growth Fund

Forward Strategic Realty Fund